Exhibit 16.1

Sherb & Co., LLP

Certified Public Accountants

805 Third Ave., New York, NY 10022

Voice: (212) 838-5100     Fax: (212) 838-2676

October 24, 2012

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated October 23, 2012 of TN-K Energy Group Inc. and are in agreement with the statements contained first sentence with regards to the dismissal of Sherb & Co., LLP, the second and fourth sentence of the first paragraph, the second, third and fifth paragraphs therein in their entirety. We have no basis to agree or disagree with other statements of the Registrant contained therein.

/s/ Sherb & Co., LLP Certified Public Accountants